EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 19th day of October, 1999, by and between CORPORATE ACCESS, INC., a Massachusetts corporation ("Seller"), CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation ("Parent"), RICHTON INTERNATIONAL CORPORATION, a Delaware corporation ("Richton"), and CBE TECHNOLOGIES, INC., a Delaware corporation ("Purchaser").

      WHEREAS, Purchaser desires to purchase, and Seller desires to sell, certain assets of Seller, including the goodwill and all assets necessary for the operation of Seller's business, on the terms and conditions set forth in this Agreement; and

      WHEREAS, Seller is a wholly-owned subsidiary of Parent and Purchaser is an indirect wholly-owned subsidiary of Richton; and

      WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or exhibit attached hereto and not otherwise defined herein shall have the following meanings for all purposes of this
Agreement:

      "Balance Sheet Date" means July 31, 1999.

      "Business" means the business of Seller, including its value added computer hardware sales business, including all incidents of such business.

      "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

      "Closing Date" has the meaning set forth in Section 1.7.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Copyright" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression.

      "Expiration Date" has the meaning set forth in Section 2.

      "GAAP"  means  generally  accepted  accounting  principles  of the  United
States.

      "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, federal, state, local or otherwise.


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      "Hazardous  Substance"  means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Federal, state or local laws as hazardous substances, hazardous materials, hazardous wastes or toxic substances, or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity,
radioactivity,   carcinogenicity,   reproductive  toxicity,  and  petroleum  and
drilling fluids, produced waters and other wastes associated with ownership and operation of the Business or the other operations of Seller.

      "Interim Balance Sheet" means the unaudited balance sheet which presents Seller's financial condition, assets and liabilities and stockholders' equity as of September 30, 1999.

      "Knowledge," "knowledge," "the best knowledge of," "known to" or words of similar import used herein shall mean the actual knowledge of the managers of Seller after reasonable inquiry by such managers of key employees of Seller. The managers of Seller shall mean: Richard Marino, Jeffrey Porter and William J. Caragol.

      "Laws" has the meaning set forth in Section 2.10.

      "Material Adverse Effect" means, with respect to Seller, any event or occurrence which would have a material adverse effect on Seller's business, condition (financial or other), properties, financial results, or to the knowledge of Seller, business prospects.

      " Material Contract" means any lease, instrument or agreement set forth on
Schedule 2.8.

      "Past Practice" means a lawful practice followed or observed by Seller in its operation of the Business during the 12-month period ended September 30, 1999.

      "Patent" means any patent granted by the U.S. Patent and Trademark Office, or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights which may exist to file any such application.

      "Person" means any natural person, corporation, limited liability company,
partnership,   proprietorship,   other  business  organization,   trust,  union,
association or Governmental Authority.

      "Plan" means any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or any "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA), including any "multi-employer pension plan" (as defined in Section 3(37) of ERISA).

      "Proprietary Rights" means that intangible personal property used, generated or created in the operation of the Business, comprised of all know-how, trade secrets, telephone numbers, trade names, trademarks, copyrights, patents or trade styles (whether or not registered).


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      "Proprietary  Software" has the meaning set forth under the  definition of
"Software."

      "Purchased Assets" means the assets of Seller described in Section 1.1.

      "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

      "Software" means:

      (a) every computer software program that Seller uses in connection with the operation of the Business, including without limitation computer software programs purchased or licensed from third parties, but not including commercially available software subject to a "shrinkwrap" license ("Shrinkwrap Software");

      (b) every computer software program or portion thereof that is embedded within any telecommunications or other equipment that Seller uses in connection with the Business or that Seller markets or proposes to market to third parties in connection with the Business and that is necessary, in either case, for the proper operation of the equipment;

      (c) every computer software program or portion thereof (including compiled object code, source code and firmware embedded in any equipment, but not including Shrinkwrap Software) that Seller has sold, leased, licensed or otherwise distributed or marketed to third parties during the last three (3) years, or presently offers to sell, lease, license or otherwise distribute to third parties, including computer software programs purchased or licensed by Seller from third parties;

      (d) every computer software program that Seller (including its employees and independent contractors) has designed or created, is in the process of designing or creating or proposes to design or create, including without limitation any modifications, enhancements and derivative works of any of the computer software programs described above;

      (e) all written materials that explain any computer software program described above or were used in the development of any such computer software program or represent an interim step in the development of any such computer software program, including without limitation logic diagrams, flowcharts, procedural diagrams and algorithms; and

      (f) all written materials used by Seller or provided to any customer in connection with the installation, customization or use of any of the computer software programs described above.


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That  portion of the  Software  that is owned by Seller is referred to herein as the '"Proprietary Software," and that portion of the Software that is owned by any Person other than Seller is referred to herein as the "Third-Party Software."


      NOW,  THEREFORE,  in  consideration  of the  premises  and  of the  mutual
agreements,   representations,   warranties,  provisions  and  covenants  herein
contained, the parties hereto hereby agree as follows:


1.    SALE AND TRANSFER OF SELLER ASSETS; CLOSING

      1.1 The Purchased Assets. At the Closing, Seller will sell, convey, transfer and deliver to Purchaser, free and clear of all liens and encumbrances, and Purchaser will purchase and receive from Seller, all of those assets, rights, and tangible and intangible property of Seller owned by Seller and used or useful in the Business (the Purchased Assets"). A list of the Purchased Assets which are set forth on Schedule 1.1 hereto and on Schedule A to the Bill of Sale attached hereto as Exhibit 1.1 (the "Bill of Sale").

      1.2 Purchase Price. Subject to the "Net Asset Value Adjustment" described in Section 1.4 below, the purchase price (the "Purchase Price") for the Purchased Assets shall be equal to (a) One Million Four Hundred Thousand Dollars ($1,400,000) (the "Closing Price"), plus (b) the amount of liabilities assumed by Purchaser, all of which are set forth on Schedule 1.2 hereto and shall be assumed pursuant to the Assignment and Assumption Agreement attached hereto as
Exhibit 1.2(a) (the "Assumption Agreement"). The consideration described in this
Section 1.2 shall be allocated among the Purchased Assets and the Restrictive Covenant set forth in Section 9.3 in a manner to be set forth in a Schedule 1.2(b) reasonably acceptable to the parties and to be appended hereto as soon after the Closing as practicable.

      1.3 Excluded Liabilities. Except as expressly set forth in Section 1.2, Purchaser shall not assume or become liable for the payment or performance of any liabilities or alleged liabilities of Seller of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent. Seller shall be responsible for all Taxes arising from the operation of the Business prior to the Closing Date and all Taxes incurred by Seller in connection with this Agreement and the transactions contemplated hereby.

      1.4 Procedures for Assets Not Transferrable. If any of the agreements or any other property or rights included in the Purchased Assets are not assignable or transferable without the consent of some other party (the "Required Consents"), Seller shall use all reasonable efforts to obtain such consents prior to the Closing Date and shall notify Purchaser on or prior to the Closing Date of any consents not so obtained. A list of the Required Consents is set forth on Schedule 1.4 hereto. If any such consents cannot be obtained prior to the Closing Date, Purchaser may, in its sole discretion, waive such requirement as a condition to the Closing and, in such event, this Agreement


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and the related  instruments  of transfer  shall not constitute an assignment or transfer thereof and Purchaser shall not assume Seller's obligations with respect thereto until such time as the Required Consent related thereto shall have been obtained. Following the Closing, Seller shall use all reasonable efforts to obtain any Required Consents not previously obtained as soon as possible following the Closing Date, or otherwise obtain for Purchaser the practical benefits of such property or rights.

      1.5 Payment of the Closing Price. The Closing Price shall be paid to Seller at Closing by cashier's or certified check or electronic funds transfer to an account designed by Seller prior to Closing.

      1.6 Net Asset Value Adjustment. For the purposes hereof, the "Net Asset Value Adjustment" shall be determined as follows:

            (a) If "Closing Date Net Asset Value" (defined below) of Seller shown on the Closing Date Balance Sheet (defined below) is greater than Four Hundred Thousand Dollars ($400,000), the Net Asset Value Adjustment shall be an increase in the Purchase Price equal to the amount by which Closing Date Net Asset Value of Seller exceeds $400,000.

            (b) If Closing Date Net Asset Value of Seller shown on the Closing Date Balance Sheet is less than $400,000, the Net Asset Value Adjustment shall be a decrease in the Purchase Price equal to the amount by which Closing Date Net Asset Value of Seller is less than $400,000.

            (c) For the purposes hereof, Closing Date Net Asset Value of Seller as of the Closing Date shall be based upon the balance sheet of Seller prepared as of October 18, 1999 (the "Closing Date Balance Sheet"), and shall be equal to the amount by which Seller's assets exceed Seller's liabilities as of the Closing Date, excluding intercompany receivables or payables, as determined in accordance with GAAP consistently applied. The Closing Date Balance Sheet shall be prepared at the direction of the Purchaser (with Seller's full cooperation) on or before December 7, 1999 and shall be subject to review and audit by Seller or its representatives if there are any questions which cannot be resolved directly between Seller and Purchaser management personnel.


                  (i) If the parties' representatives are unable to resolve any issues pertaining to the Closing Date Balance Sheet (a "Dispute"), such Dispute, at the written request of either party (the "arbitration initiator"), shall be finally determined and settled pursuant to arbitration in New York City, by three arbitrators, one to be appointed by the arbitration initiator, one by the other party (the "non-initiator"), and a neutral arbitrator to be appointed by the two arbitrators appointed by the parties. The neutral arbitrator shall act as chairman. Should (x) either party fail to appoint an arbitrator as hereinabove contemplated within ten (10) days after the non-initiator has received the written request initiating arbitration, or (y) the two arbitrators appointed by or on behalf of the parties as contemplated in this Section 1.6(c)(i) fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed


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by or on behalf of the parties,  then the Assignment Judge of the Supreme Court,
New York County, upon application of the arbitration initiator or of the non-initiator, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.


                  (ii) The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to each party, all of which shall be borne by each party itself) shall be shared equally by the arbitration initiator and the non-initiator. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

            (d) Any amount due as an increase in the Purchase Price resulting from a Net Asset Value Adjustment shall be paid by Purchaser to Seller on or before January 24, 2000, provided, however, that if any Dispute with respect to the Closing Date Balance Sheet shall then be pending before an arbitration panel as provided in Section 1.6(c), Purchaser shall pay Seller only that amount not in dispute, and Purchaser shall pay Seller any additional amount found by the arbitrators to be due within ten (10) days after the determination by the arbitrators. Any amount due as a decrease in the Purchase Price resulting from a Net Asset Value Adjustment shall be paid by Seller to Purchaser on or before January 24, 2000, provided, however, that if any Dispute with respect to the Closing Date Balance Sheet shall then be pending before an arbitration panel as provided in Section 1.6(c), Seller shall pay Purchaser only that amount not in dispute, and Seller shall pay Purchaser any additional amount found by the arbitrators to be due within ten (10) days after the determination by the arbitrators. Parent hereby guarantees the payment by Seller of any decrease in the Purchase Price found to be due hereunder.

      1.7 Closing. The purchase and sale (the "Closing") provided for in this Agreement shall take place at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., counsel to Purchaser, 1345 Avenue of the Americas, New York, New York 10105, on or about October 25, 1999 (the "Closing Date"), or at such other time or place as Seller and Purchaser may mutually agree.

      1.8 Closing Obligations. At the Closing:

            (a) Seller shall deliver or cause to be delivered to Purchaser the following:

                  (i) The Bill of Sale;

                  (ii) The Assumption Agreement;


                  (iii) Assignment of Lease, signed by Seller's landlord, in the form of Exhibit 1.8(a)(iii) attached hereto (the "Lease Assignment");


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                  (iv) A Certificate  of Good Standing for Seller as of a recent date from the Secretary of State of Massachusetts;

                  (v) An opinion of counsel for Seller and Parent addressed to Purchaser, dated the Closing Date, in the form annexed hereto as Exhibit 1.8(a)(v);

                  (vi) All Required Consents;

                  (vii)  All  other   instruments   of   transfer,   agreements,
certificates and other documents as Purchaser shall reasonably request; and

                  (viii) UCC-3 termination statements or similar instruments releasing all filed liens affecting any of the Purchased Assets.

            (b) Purchaser shall deliver or cause to be delivered to Seller the following:

                  (i) The Closing Price;

                  (ii)  The  Assumption  Agreement  and  Lease  Assignment,   if
required by Seller's landlord; and

                  (iii) A good standing certificate for Purchaser from the State of Delaware.

            (c) Purchaser and Seller shall also deliver such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the transactions contemplated hereby.


2.    REPRESENTATIONS AND WARRANTIES
      OF SELLER AND PARENT

      Seller and Parent jointly and severally represent and warrant to Purchaser that all of the following representations and warranties in this Section 2 are true and correct at the date of this Agreement. The parties agree that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date"), except that the representations and warranties of Seller and Parent set forth in Sections 2.3, 2.12, 2.13, 2.17, 2.19, and 2.20 shall surviving the Closing Date for the period of time represented by three months following the expiration of the applicable statute of limitations for claims concerning such matters.

      2.1  Organization.  Seller is a  corporation  duly  incorporated,  validly
existing  and  in  good  standing  under  the  laws  of  the   Commonwealth   of
Massachusetts, and has the power and


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authority to own all of its  properties  and assets and to carry on the business as it is now being conducted.

      2.2 Authority Relative to Agreement. Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and each other agreement, document, certificate or instrument contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Board of Directors of Seller and by the Board of Directors of Parent. Parent is the sole shareholder of Seller.

      2.3 Title to Purchased Assets. Except for leased property (in which it holds a valid leasehold interest which will be assigned hereunder to Purchaser), and except as set forth on Schedule 2.3, Seller owns good and marketable title, free and clear of all liens and encumbrances, to all of the Purchased Assets, except for such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use, of the property subject thereto, or otherwise impair its business operations.

      2.4 Financial Statements. Seller has delivered to Purchaser, or will deliver to Purchaser, copies of the following financial statements: Audited balance sheets, profit and loss statements and statements of cash flow as at and for the twelve (12) months ended June 30, 1997 and the seven (7) months ended January 31, 1998; unaudited (internally-prepared) balance sheet and profit and loss statement as at and for the eleven (11) month period ended December 31, 1998; and unaudited (internally-prepared) balance sheet as at and for the eight
(8) month period ended September 30, 1999, in each case prepared by or on behalf of Seller (the "Seller Financial Statements"). Each of the Seller Financial Statements is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and fairly presents Seller's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in compliance with GAAP, consistently applied.

      2.5 Undisclosed Liabilities. Except to the extent reflected, referred to or reserved against in the Seller Financial Statements, Seller did not have, as of the dates thereof, any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due. Except as set forth in the Seller Financial Statements, to the knowledge of Seller no basis exists for assertion against Seller of any material claim or liability of any nature in any amount not fully reflected or reserved against in the Seller Financial Statements or any other claim or liability of any nature arising since the date of the Seller Financial Statements, other than liabilities that had been incurred in the ordinary course of business in accordance with Past Practice and that are not material individually or in the aggregate to the Business.

      2.6 Inventory. The inventory of Seller consists of items usable and saleable in the ordinary course of the Business that conform to the requirements of the Business as currently conducted, and all applicable laws and governmental regulations. The items of inventory were


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acquired in the  ordinary  and usual  course of business of Seller from  parties unaffiliated with Seller in accordance with Past Practice.

      2.7 Accounts Receivable. Except as set forth on Schedule 2.7, each of the accounts receivable as set forth on the Closing Date Balance Sheet or arising since the date thereof (the "Accounts Receivable") represents an indebtedness of the account payor named therein for merchandise shipped or delivered or services provided by Seller and, in either case, documented in the ordinary course of its business consistent with Past Practice. To Seller's Knowledge, all of the Accounts Receivable will be collected in the ordinary course of business. All Seller's documents pertaining to the Accounts Receivable have been, to the best of Seller's knowledge, preserved by Seller and will be transferred to Buyer at the Closing. Seller is the lawful owner of all Accounts Receivable and has good right and title to the same, and none of the Accounts Receivable has been sold, assigned or transferred to any other person, firm or corporation or is in any way encumbered. Set forth on Schedule 2.7 is the status of the Accounts Receivable existing at July 31, 1999, including all billed Accounts Receivable, an estimate of all Accounts Receivable remaining to be billed, and all cash received but not recorded against specific Accounts Receivable.

      2.8 Licenses and Permits. Seller has delivered to Purchaser a list (which is set forth on Schedule 2.8) of all material governmental licenses, franchises, permits and other governmental authorizations, including material permits, titles, licenses, franchises and certificates. The licenses, franchises, permits and other governmental authorizations listed on Schedule 2.8 are valid, and Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization, except for such cancellation, terminations or failures to renew as would not have a Material Adverse Effect.

      2.9 Personal Property. Seller has delivered to Purchaser a list (which is set forth on Schedule 2.9) of (a) all personal property which is included in "furniture, fixtures and equipment" (or similarly named line item) on the balance sheet of Seller as of the Balance Sheet Date, (b) all other personal property owned by Seller (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, and (c) all leases and agreements in respect of personal property. Except as set forth on Schedule 2.9, (i) all personal property with a value individually in excess of $5,000 used by Seller in its business is either owned by Seller or leased by Seller pursuant to a lease included on Schedule 2.9 (which will be assigned to Purchaser hereunder), (ii) all of the personal property listed on Schedule 2.9 is in good working order and condition, ordinary wear and tear excepted, other than such property, the condition of which would not have a Material Adverse Effect, and (iii) all leases and agreements included on Schedule 2.9 are in full force and effect and constitute valid and binding agreements of Seller, and to Seller's knowledge, of the other parties (and their successors) thereto in accordance with their respective terms, except such agreements the invalidity of which would not have a Material Adverse Effect.

      2.10 Significant Customers; Material Contracts and Commitments. Seller has delivered to Purchaser a list (which is set forth on Schedule 2.10) of all of its significant customers, it being understood and agreed that a "significant customer," for purposes of this Section 2.10, means


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a customer  (or Person or entity)  representing  5% or more of  Seller's  annual revenues  as of the  Balance  Sheet  Date.  Except  to the  extent  set forth on
Schedule  2.10,  none  of  Seller's   significant   customers  has  canceled  or
substantially reduced or, to the knowledge of Seller, is currently attempting or threatening to cancel, a contract or substantially reduce utilization of the services provided by Seller nor is any of Seller's significant customers subject to a preferential policy or treatment or an individually tailored sales or service policy. Except as listed or described on Schedule 2.10, as of or on the date hereof, Seller is not a party to or bound by, nor do there exist, any material contracts relating to or in any way affecting the operation or ownership of the Business, including, without limitation:

            (a) any contract, written or otherwise, for the purchase, maintenance, or acquisition of services materials, supplies, merchandise, machinery, equipment, parts or other property which requires aggregate future payments by Seller of greater than $5,000;

            (b) any contract, written or otherwise, for the sale or furnishing of services, materials, supplies, merchandise, machinery, equipment, parts or other property which entitles Seller to receive payments of greater than $5,000;

            (c) any contract relating to the borrowing of money, or the guaranty of another Person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

            (d) any contract granting any Person a lien on any of the assets of Seller, in whole or in part;

            (e) any contract granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the assets of Seller's business other than in the ordinary course of business;

            (f) any contract under which Seller is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, or (ii) a lessor or lessee of any real property or tangible personal property owned by Seller, in either case having an original value in excess of $5,000;

            (g) any joint venture or partnership contract; and

            (h) any contract or commitment for capital expenditures or the acquisition or construction of fixed assets in excess of $15,000 in the aggregate.

Each of the foregoing agreements or contracts shall be referred to herein as a "Material Contract."

      Seller has provided Purchaser with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on

Schedule 2.10 or as would not have a Material Adverse Effect, each Material Contract is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 2.10, neither Seller nor, to the knowledge of Seller, any other party to any Material Contract, are (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder; and there exists no condition which, to the knowledge of Seller, would constitute a breach or default thereunder. Seller has not been notified and has no reason to believe that any party to any Material Contract intends to cancel or terminate any Material Contract.

      2.11 Real Property. Seller owns no real property.

      2.12 Conformity with Law; Litigation. Except as set forth on Schedule 2.12, or as would not have a Material Adverse Effect, Seller has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its business (collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material Adverse Effect on Seller. Except to the extent set forth on Schedule 2.12:

            (a) There is no suit, action, proceeding, claim, order or, to Seller's knowledge, investigation pending or, to Seller's knowledge, threatened against Seller or Parent or, to the knowledge of Seller, pending or threatened against any of the officers, directors or employees of Seller or Parent (in their capacities as such) with respect to the Business or proposed business activities or to which Seller or Parent is otherwise a party, which would have a Material Adverse Effect on Seller, before any court, or before any Governmental Authority (collectively, "Claims"); nor, to Seller's knowledge, is there any basis for any such Claims.

            (b) Seller is not subject to any judgment, order or decree of any court or Governmental Authority; Seller has not received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Business. Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

      2.13 Taxes. All tax returns and related information required to be filed by or on behalf of the Seller prior to the date hereof have been prepared and filed in accordance with applicable law, and such returns accurately reflect all tax liabilities of the Seller for the periods covered thereby. All taxes, interest, penalties, assessments or deficiencies that have become due pursuant to such returns or any assessments or otherwise have been paid in full. All such returns are true and correct in all material respects. There is no material unresolved claim concerning the Seller' federal, state and local tax liabilities. All monies required to be withheld by Seller from employees for income taxes, social security and unemployment insurance taxes have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller in the ordinary course of the Business in accordance with Past Practice.

      2.14 No Violations. Except as set forth on Schedule 2.14, and subject to obtaining any Required Consent, (a) the rights and benefits of Seller under the Material Contracts will not be adversely affected by the transactions contemplated hereby, and (b) the execution of this Agreement and the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Material Contracts, or (ii) require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any Governmental Authority or other party.

      2.15 Business Conduct. Except as set forth on Schedule 2.15, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with Past Practice and has incurred no liabilities other than in the ordinary course of business consistent with Past Practice. Except as forth on Schedule 2.15, since the Balance Sheet Date, there has not been any:

            (a)  material  adverse  change  in  Seller's  operations,  condition
(financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or, to Seller's knowledge, business prospects;

            (b) damage, destruction or loss of any property owned by Seller and used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $5,000;

            (c) voluntary or involuntary sale, transfer, surrender, abandonment or other disposition of any kind by Seller of any assets or property rights (tangible or intangible), having a replacement cost or fair market value in excess of $5,000, except in each case the sale of inventory and collection of accounts in the ordinary course of business consistent with Past Practice;

            (d) any declaration, setting aside, or payment of any dividend or other distribution in respect to Seller's capital stock or ownership interests, any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to Parent;

            (e) incurrence of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with Past Practice, except liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

            (f) issuance by Seller of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

            (g) cancellation, waiver or release by Seller of any material debts, rights or claims, except in each case in the ordinary course of business consistent with Past Practice;

            (h) amendment or termination of any Material Contract, other than expiration of such contract in accordance with its terms;

            (i) sale or assignment by Seller of any material tangible assets other than in the ordinary course of business;

            (j) capital expenditures or commitments therefor by Seller, other than in the ordinary course of business, in excess of $5,000 in the aggregate; or

            (k) mortgage, pledge or other encumbrance of any asset of Seller other than in the ordinary course of business.

      2.16 Labor Matters.

            (a) Except as set forth on Schedule 2.16, there are no unfair labor practice, equal employment opportunity or wage and hour complaints against Seller pending or threatened before any court, arbitrator or the National Labor Relations Board or any other governmental or regulatory board or agency performing functions relating to employee rights or benefits. There is no labor strike, walkout, dispute, slowdown, disturbance or stoppage pending or threatened against or involving Seller. There is no pending or threatened representation question or organizational activities concerning the employees of Seller.

            (b) There is no collective bargaining agreement affecting Seller and there is no union representing the interests of any of the employees of Seller. Except as set forth on Schedule 2.16, there are no pending suits, actions, administrative proceedings, arbitration or other proceedings between Seller and any of its employees. To the best of its knowledge, except as set forth in
Schedule 2.16, Seller has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

      2.17 Compliance with ERISA. Except as set forth on Schedule 2.17, Seller does not maintain, or make contributions to, any Plan.

      2.18 Insurance. Seller maintains no insurance coverage except as same may be provided under Parent's comprehensive coverage.

      2.19 Proprietary Rights.

            (a) Seller has no Proprietary Software.

            (b) All Third-Party Software is either: (i) listed in Schedule 2.19;
(ii) object code versions of generally commercially available software programs that are used by Seller for word processing, accounting, internal communications or other similar internal administrative functions;

or (iii) custom software developed by Seller exclusively for Seller's customers, which software is owned by such customers and is not otherwise used, distributed or marketed in the Business. Except for Third-Party Software described in clause
(iii) of the previous sentence, Seller has licenses to all Third-Party Software material to the operation of Business as now conducted. Seller has the legal right to use, copy, modify, sublicense, distribute or otherwise market all such Third-Party Software to the full extent that such Third-Party Software is currently being used, copied, modified, sublicensed, distributed or otherwise marketed in the Business, all without infringing on the rights of any Person and without the payment of any additional royalties or other fees or payments, now or in the future, to any other Person, other than annual maintenance or upgrade fees in accordance with normal industry practices and other than the amount paid by Seller for the equipment in which such Software is embedded or included by the manufacturer or distributor thereof. Seller has no obligation to make any payment by way of royalties or otherwise to any person in connection with the Third-Party Software.

            (c) The present and projected use by Seller of all its Software and Proprietary Rights does not, and Buyer's use of all Software and Proprietary Rights transferred to Buyer pursuant to this Agreement (to the extent such transferred Software and Proprietary Rights are employed by Buyer in a manner consistent with the operation of the Business by Seller) will not, infringe the rights of any other Person. To the knowledge of Seller, no claim has been asserted by any Person: (i) that such Person has any right, title or interest in or to any of Seller's Proprietary Rights; (ii) to the effect that any past, present or projected act or omission by Seller infringes on any Proprietary Rights of such Person; (iii) that such Person has the right to use any of Seller's Trademarks or trade names; or (iv) that challenges Seller's right to use any of its Proprietary Rights or Know-how or that seeks to deny, modify or revoke any registration or application therefor or renewal thereof. To the knowledge of Seller, no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

            (d) Seller has relied on the warranties of manufacturers and distributors for the purpose of determining whether Software will: (i) include year 2000 date conversion capabilities including without limitation (A) date data century recognition, (B) calculations that accommodate same century/multi-century formulas and date values and (C) correct sort ordering and date data interface values that reflect the century; (ii) automatically compensate for and manage and manipulate data involving dates, including single-century formulas and multi-century formulas, and not cause an abnormal event or abort within the application or result in the generation of incorrect values or invalid outputs involving such dates; (iii) provide that all date related user interface functionalities and data fields include the indication of the correct century; and (iv) provide that all date related system to system or application to application data interface functionalities will include the indication of the correct century. Seller has no knowledge that any Software does not comply with the foregoing requirements.

            (e) Seller has taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of Seller's trade secrets as would enable any such other Person to compete with Seller within the scope of any of its Business as now conducted and as presently proposed to be conducted. No current or former employee of

Seller has executed a confidentiality agreement obligating that person not to use any Trade Secrets of Seller relating to the Business except in performing employment duties for Seller and not to disclose any such Trade Secrets to any other Person.

      2.20 Environmental Matters.

            (a) Seller has obtained all permits, licenses and other authorizations required in connection with the conduct of the Business and the Purchased Assets under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pharmaceutical supplies and needles used in home infusion therapy, pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances.

            (b) Seller is in full compliance in the conduct of the Business with all terms and conditions of permits, licenses and authorizations required by law, and also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

            (c) Seller has not received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance with such laws or any regulations, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or that may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pharmaceutical supplies or needles used in home infusion therapy, pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substance or waste.

            (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Seller in connection with the conduct of the Business or Purchased Assets relating in any way to those laws or any regulation, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

      2.21 Misrepresentation. None of the representations and warranties set forth in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. Any disclosure on any Schedule attached hereto may be deemed to be incorporated and disclosed on any other Schedule unless such additional disclosure could not reasonably be concluded from the context of the actual disclosure. No disclosure of any matter on any Schedule shall constitute a representation or admission by Seller that such matter is "material" or would have a Material Adverse Effect.

3.    REPRESENTATIONS OF PURCHASER AND RICHTON

      Purchaser and Richton, jointly and severally, represent and warrant to Seller that all of the following representations and warranties in this Section 3 are true and correct at the date of this Agreement, and that such representations and warranties shall survive the Closing Date for a period of twenty-four (24) months.

      3.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

      3.2 Authority Relative to Agreement. Purchaser has the corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding agreement of Purchaser, enforceable in accordance with its terms.

      3.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement by Purchaser nor its performance will violate, conflict with, or result in a breach of any provision of any law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on Purchaser or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-Laws of Purchaser or of any contract, agreement, mortgage or other instrument or obligation of any nature to which Purchaser is a party or by which Purchaser is bound, except that this Agreement and the transactions contemplated hereby require the prior consent of the institutional lenders to Richton.

      3.4 No Violations. Except as set forth on Schedule 3.4, the execution of this Agreement and the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby will not require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any Governmental Authority or other party.

      3.5 Misrepresentation. None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


4.    COVENANTS PRIOR TO CLOSING

      4.1 Access and Cooperation; Due Diligence. Between the date of this Agreement and the Closing Date, Seller will afford to the officers and authorized representatives of Purchaser access during business hours upon reasonable prior notice to all of Seller's sites, properties, books and records and will furnish Purchaser with such additional financial and operating data and other information as to the business and properties of Seller as Purchaser may from time to time reasonably request. Seller will cooperate with Purchaser and its representatives, including Purchaser's auditors and counsel, in the preparation of any documents or other materials which may be required in connection with the transactions contemplated by this Agreement.

      4.2 Conduct of the Business Pending Closing. Between the date of this Agreement and the Closing Date, Seller will:

            (a) carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new method of management, operation or accounting;

            (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (c)  perform  in  all  material   respects  its  obligations   under
agreements relating to or affecting its assets, properties or rights;

            (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

            (e) maintain and preserve its respective business organizations intact and use its best efforts to retain present key employees and relationships with suppliers, customers and others having business relations with Seller;

            (f)  maintain   compliance  with  all  permits,   laws,   rules  and
regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities;

            (g) not increase the compensation or rate of compensation payable to any key employee or manager of Seller or pay any bonus or other extraordinary compensation to any person;

            (h) not create any lien or encumbrance on any of the Purchased Assets; and

            (i) not enter into any transaction or take any other action that, if effected or taken prior to the date hereof, would constitute a breach of the representations, warranties or agreements of Seller set forth herein.

      4.3 Conduct of Purchaser's Business Pending Closing. Between the date of this Agreement and the Closing Date, Purchaser will carry on its business in the ordinary course substantially as conducted heretofore.

      4.4 Prohibited Activities. Between the date hereof and the Closing Date, except as specifically contemplated hereby, Seller will not, without the prior written consent of Purchaser:

            (a) Declare or pay any dividend, or make any distribution, whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any of the Seller's stock;

            (b) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with Past Practice) and involves an amount not in excess of $5,000;

            (c) create, assume or permit to exist any new mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except with respect to purchase money liens incurred in connection with the acquisition of equipment or inventory with an aggregate cost not in excess of $5,000 necessary or desirable for the conduct of the Business;

            (d) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

            (e) merge or consolidate or agree to merge or consolidate with or into any other entity;

            (f) waive any material right or claim of Seller, provided that Seller may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with Past Practice;

            (g) commit a material breach under, materially amend or terminate any Material Contract; or

            (h) except as specifically contemplated by this Agreement, enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

      4.5 No Shop. In consideration of the substantial expenditure of time, effort and expense undertaken by Purchaser in connection with its due diligence review and the preparation and execution of this Agreement, Seller and Parent agree that neither of them nor their respective representatives, agents, employees or affiliates will, after the execution of this Agreement until the earlier of (a) the termination of this Agreement, or (b) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning Seller) any acquisition proposal relating to or affecting Seller or any part of it, or any direct or indirect interests in Seller, whether by purchase of assets or stock, purchase of interests, merger or other transaction, and that Seller will promptly advise Purchaser of the terms of any communications Seller may receive or become aware of relating to any bid for all or any part of Seller.

      4.6 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Unless agreed in writing, no supplement or amendment to a Schedule shall be deemed to cure any breach of any representation and warranty by either party made in this Agreement, provided that if the party to whom a supplemental or amending disclosure was made proceeds to Closing, that party shall be deemed to have waived such breach of representation or warranty and any remedies which might have been available with respect thereto.

      4.7 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.


5.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section 5. As of the Closing Date, all conditions not satisfied as to which Seller has notice delivered by Purchaser shall be deemed to have been waived by Seller unless Seller has objected by notifying Purchaser in writing of such objection on or before the consummation of the transactions on the Closing Date.

      5.1 Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that date.

      5.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date.

      5.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

      5.4 Consents and Approvals. All necessary consents of and filings required to be obtained or made by Purchaser with any Governmental Authority or third party relating to the consummation of the transactions contemplated herein shall have been obtained and made.


6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      The obligations of Purchaser with respect to actions to be taken on the Closing Date, are subject to the satisfaction or waiver on or prior to the Closing Date, as the case may be, of all of the conditions set forth in this
Section 6. As of the Closing Date all conditions not satisfied as to which Purchaser has notice delivered by Seller shall be deemed to have been waived by Purchaser unless it has objected by notifying Purchaser in writing of such objection on or before the consummation of the transactions on the Closing Date.

      6.1 Representations and Warranties. All the representations and warranties of Seller and Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that date.

      6.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been duly performed or complied with in all material respects on or before the Closing Date.

      6.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

      6.4 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to Seller which would constitute a Material Adverse Effect on Seller, and Seller shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Seller to conduct its business.

      6.5 Consents and Approvals. All Required Consents and all other necessary consents of and filings with any Governmental Authority or third party relating to the consummation of the transactions contemplated herein shall have been obtained and made and all necessary consents and approvals of third parties shall have been obtained.

      6.6 Seller Financial Statements. Seller shall have delivered to Purchaser the Seller Financial Statements.

      6.7 Corporate Action. All corporate action required to be taken by Seller and Parent in connection with the transactions contemplated by this Agreement shall have been taken, and Purchaser shall have received such originals or copies of such documents as it may reasonably request.

      6.8 Removal of Liens. All liens, security interests and encumbrances affecting the Purchased Assets shall have been removed of record pursuant to documentation reasonably satisfactory in substance and form to Purchaser, provided Purchaser shall have substituted reasonably acceptable security for Deutsche Financial Services Corporation ("DFSC") for a release of its liens on the Purchased Assets.

      6.9 Financing and Lender Consent. Purchaser shall have received financing from (i) its institutional lenders with respect to the transactions contemplated by this Agreement in such amount as Purchaser, in its sole discretion, shall deem to be adequate, and such institutional lenders shall have delivered to Purchaser all consents required by such lenders pursuant to the applicable agreements between such lenders and Richton and (ii) DFSC with respect to financing the operations of the Business in such amount and form as Purchaser in its sole discretion shall deem to be adequate.

      6.10 Due Diligence. Purchaser shall have completed its due diligence review of the Seller and the Business and shall have been satisfied with the results thereof in its sole discretion.


7.    INDEMNIFICATION

      Purchaser and Seller agree as follows:

      7.1 General Indemnification by Seller and Parent. Seller and Parent covenant and agree that each will jointly and severally indemnify, defend, protect and hold harmless Purchaser and Richton and each of their respective directors, officers, employees and agents, at all times from and after the date of this Agreement, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and reasonable expenses of investigation) incurred by such party as a result of or arising from or relating to:

            (a) any breach of the representations and warranties of Seller and Parent set forth herein or on the schedules or certificates delivered in connection herewith;

            (b) any breach of any agreement on the part of Seller under this Agreement, it being understood and agreed that the Expiration Date for a claim of breach of any such agreement shall be twelve (12) months after the date performance was due;

            (c) any debt, liability or obligation of Seller or Parent (including, without limitation, any claim against Purchaser or Richton arising from any litigation now pending or hereafter commenced against or involving Seller or Parent, whether known or unknown, absolute or contingent) not assumed by Purchaser under the Assumption Agreement;

            (d) the failure of Purchaser to collect any Account Receivable, it being understood (i) that an Account Receivable shall be deemed to be non-collectible if not paid within 90 days after the date such Account Receivable was billed, and (ii) Purchaser shall not be required to take any action to cause the collection of any delinquent Account Receivable, provided, however, that Seller shall not be obligated to indemnify Purchaser for uncollected Accounts Receivable to the extent of any reserve for bad debts set forth on the Closing Date Balance Sheet. In the event Seller provides indemnity for any uncollected Account Receivable, Purchaser shall assign such uncollected Account Receivable back to Seller, which shall have the right to pursue collection thereof. Notwithstanding any provision herein or in any restrictive covenant to the contrary, Seller's collection efforts shall not be deemed a breach of any such restrictive covenant; and

            (e) the refund by Purchaser to any account debtor of all or a portion of any Account Receivable previously collected by Purchaser as a result of a warranty claim by such account debtor with respect to the Software component of the sale giving rise to the Account Receivable (even if, and to the extent that, such claim results in a refund of the entire sale), provided that:

                  (i) Purchaser shall, upon receipt of Seller's indemnity payment, assign to Seller all of Purchaser's rights, if any, to pursue the warranty claim against the manufacturer, designer or manufacturer's agent of the Software giving rise to such claim;

                  (ii) Seller  shall not be  obligated  to  indemnify  Purchaser pursuant to this subparagraph (e) to the extent of any reserve for bad debts on the Closing Date Balance Sheet not applied in connection with uncollected Accounts Receivable pursuant to subparagraph (d) of this Section 7.1; and

                  (iii) Purchaser shall not grant any refund in excess of $6,000 without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

      7.2 Indemnification by Purchaser and Richton. Purchaser and Richton covenant and agree that each will jointly and severally indemnify, defend, protect and hold harmless Seller and Parent and each of their respective directors, officers, employees and agents, at all times from and after the date of this Agreement, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Seller as a result of or arising from (a) any breach by Purchaser and Richton of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, (b) any breach of any agreement on the part of Purchaser or Richton under this Agreement, it being understood and agreed that the Expiration Date for a claim of breach of any such agreement shall be twelve (12) months after the date performance was due, and (c) any debt, liability or obligation of Seller assumed by Purchaser under the Assumption Agreement.

      7.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a third person or of the commencement of any action or proceeding by a Person not a party to this Agreement (a "Third Person"), the Indemnified Party shall, in connection with a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 7.1 or 7.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall endeavor to use the same counsel, which shall be the counsel selected by the Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest in the opinion of such counsel that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person, plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section, provided that no Indemnifying or Indemnified Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

      7.4 Limitations and Conditions on Indemnification. Except as otherwise specifically provided in this Agreement:

            (a) Purchaser and the other Persons or entities indemnified pursuant to Section 7.1, subparagraphs (a), (b) and (c) shall not assert any claim for indemnification under such subparagraphs against Seller until such time as, and with respect to any individual claim, unless and until such claim or claims, individually or in the aggregate, exceed Twenty Thousand Dollars ($20,000). Except for claims for payment of Purchase Price, for which there shall be no minimum claim, Seller shall not assert any claim for indemnification hereunder against Purchaser until such time as, and solely to the extent that, the aggregate of all claims which Seller may have against Purchaser exceeds Twenty Thousand Dollars ($20,000).

            (b) Notwithstanding any other term of this Agreement, Seller shall not be liable under this Section 7 for an amount which exceeds, in the aggregate, the Purchase Price.

            (c) Except as specifically set forth in this Agreement, no party shall be entitled to indemnity for claims or conditions which have been waived, or deemed to be waived, by such party.

            (d) No party shall be entitled to indemnity hereunder for punitive or consequential damages.

            (e) Notwithstanding any provision herein to the contrary, no Indemnified Party shall be entitled to make any claim for indemnification hereunder pursuant to Section 7.1(a) or Section 7.2(a) after the appropriate expiration date of the applicable representation and warranty, provided, however, that if prior to the close of business on the applicable expiration date an Indemnifying Party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

            (f) Upon making a full payment for indemnification, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnified claim.

            (g) Failure of an Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

      7.5 Additional Provisions Relating to Indemnification.

            (a) If an Indemnified Party shall make claim for indemnification other than a third-party claim, it shall give notice thereof to the Indemnifying Party and the Indemnifying Party shall, within 30 days after receipt of such notice, pay to the Indemnified Party the amount of such loss.

            (b) Purchaser shall have the right to set off against any amounts due by Purchaser to Seller pursuant to Section 1.6(d) an amount equal to any and all amounts for which Seller and Parent are required to indemnify hereunder.

            (c) The indemnification rights of the parties under this Article 7 shall be the sole remedy for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, provided that Article 7 shall not be deemed to limit a party's right to seek equitable relief, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

8.    TERMINATION OF AGREEMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

            (a) by mutual consent of Purchaser and Seller;

            (b) by Purchaser or Seller if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by October 30, 1999, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

            (c) by Purchaser or Seller if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date.

      8.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, including, but not limited to, legal and audit costs and out of pocket expenses.


9.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION;
      RESTRICTIVE COVENANT

      9.1 Confidentiality. The parties recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of the other. Accordingly, Parent, Seller, Purchaser and Richton agree that they will not disclose such confidential information to any Person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of each of them who need to know information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, and (b) to counsel and other advisers, provided that the receiving party shall be responsible for its advisor's breach of this Section 9, unless (i) such information becomes known to the public generally through no fault of the receiving party, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (ii), the receiving party shall, if possible, give prior written notice thereof to the disclosing party and provide the disclosing party with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. Neither Richton, Purchaser, Seller nor Parent, nor any agent or affiliate of any of them, shall make any public statements, including, without limitation, any press releases or other public disclosure, with respect to this

Agreement and the transactions contemplated hereby without the prior written consent of the other parties to this Agreement, except as required by law.

      9.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 9.1, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders. Nothing herein shall be construed as prohibiting a party hereto from pursuing any other available remedy for such breach or threatened breach of Section 9.1, including the recovery of damages.

      9.3 Restrictive Covenants.

            (a) For a period of five (5) years commencing as of the Closing Date, neither Parent nor Seller shall, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, engage in any business of value-added reselling of computer hardware in the Boston Metropolitan area and as far west as the City of Worcester and the States of New Hampshire and Maine.

            (b) For a period of five (5) years commencing as of the Closing Date, neither Seller nor Parent shall solicit, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, employ, retain, or enter into any employment, agency, consulting or other similar arrangement with, any person who became an employee of Purchaser and who was at the time of Closing an employee of Seller, or induce or attempt to induce such person to terminate his employment with Purchaser.

            (c) Notwithstanding any provision to the contrary in Section 9.3(a) above, neither Parent nor any of its subsidiaries shall be deemed to be in breach of said provisions if Parent or any of its subsidiaries, other than Seller, engages in any business similar to the business in which they are currently engaged.


10.   GENERAL

      10.1 Cooperation. Purchaser and Seller shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.

      10.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and permitted assigns.

      10.3 Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the parties hereto.

      10.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

      10.5 Brokers and Agents. Each party represents and warrants that, except as specifically contemplated by this Agreement and as set forth on Schedule 10.5, it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party. The Seller shall pay all fees and expenses of the broker identified on Schedule 10.5.

      10.6 Expenses. Except as specifically set forth in this Agreement, each party shall each bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

      10.7 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or upon receipt if sent by first class certified mail, return receipt requested or the next business day if sent by telecopier (receipt confirmed and followed up by one of the other delivery methods discussed herein as well), or upon delivery if sent by express mail, in each case postage prepaid and addressed as follows:

            (a)   If to Seller:

                  c/o Condor Technology Solutions, Inc.
                  Annapolis Office Plaza
                  170 Jennifer Road
                  Suite 325
                  Annapolis, Maryland 21401
                  Attention: John F. McCabe, Esquire
                  Telecopier  No.:   (410) 266-8400
                        with copies to:

                        Whiteford, Taylor & Preston L.L.P.
                        Seven Saint Paul Street
                        Baltimore, Maryland  21202
                        Attention:  William M.  Davidow, Jr., Esq.
                        Telecopier No.:   (410) 347-9478

            (b)   If to Purchaser:

                  CBE Technologies, Inc.
                  50 Redfield Street
                  Boston, Massachusetts 02122
                  Attention: Mr. Andrew Lally
                  Telecopier No.:   (617) 265-8254

                  Richton International Corporation
                  767 Fifth Avenue, 6th Fl.
                  New York, New York 10153
                  Attention:  Mr. Cornelius F. Griffin
                  Telecopier   No.:  (212) 751-0397

                        with  copies to:

                        Robinson Brog Leinwand Greene Genovese & Gluck P.C. 1345 Avenue of the Americas
                        New York, New York 10105
                        Attention: Marshall E. Bernstein, Esq.
                        Telecopier No.:   (212) 956-2164

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.7 from time to time.

      10.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, including the General Corporation Law, in each case without reference to conflicts of laws principles.

      10.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      10.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      10.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity. Notwithstanding the foregoing, each party's rights under Section 7 hereof (as specifically limited thereby) shall be the exclusive means by which such party shall seek money damages against another party in connection with the transactions contemplated hereby.

      10.12   Captions.   The  headings  of  this  Agreement  are  inserted  for
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      10.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Purchaser or Seller. Any amendment or waiver effected in accordance with this Section 10.13 shall be binding upon each of the parties hereto and their successors or assigns.

      10.14 Sales Taxes. Any sales, use, transfer, recordation or other taxes arising as a result of the transactions contemplated hereby shall be borne equally by Seller and Purchaser.

      10.15 Access to Books and Records. After the Closing, Purchaser shall afford Seller and its representatives with reasonable access to Seller's books and records (as they relate to periods prior to the Closing) for the purpose of completing tax returns, responding to IRS audits or handling other inquiries, and satisfying other legal and regulatory requirements.


                            [EXECUTION PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   CORPORATE ACCESS, INC.


                                   By: /s/ John F. McCabe
                                      -------------------------------
                                      Name: John F. McCabe
                                      Office: Vice President


                                   CONDOR TECHNOLOGY SOLUTIONS, INC.


                                   By: /s/ Kennard F. Hill
                                      -------------------------------
                                      Name: Kennard F. Hill
                                      Office: President


                                   RICHTON INTERNATIONAL CORPORATION


                                   By: /s/ Fred R. Sullivan
                                      -------------------------------
                                      Name: Fred R. Sullivan
                                      Office: Chairman


                                   CBE TECHNOLOGIES, INC.


                                   By: /s/ Fred R. Sullivan
                                      --------------------------------
                                      Name: Fred R. Sullivan
                                      Office: Chairman